Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 29, 2019, with respect to the abbreviated combined financial statements of H. Huffman & Co., A Limited Partnership, and The Buffalo Co., A Limited Partnership, subject to the Contribution and Exchange Agreement with Dorchester Minerals, L.P., included in the Current Report of Dorchester Minerals, L.P. on Form 8-K/A dated April 30, 2019, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Dallas, Texas

August 12, 2019